Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. PROVIDES
THIRD QUARTER 2009 OPERATIONAL UPDATE

FRISCO, TEXAS, October 5, 2009 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today provided an update on its operations in its recently completed third quarter.

Comstock's drilling program continues to be successful.  During the first nine months of 2009, Comstock drilled 38 wells (28.2 net), all of which were successful.  Thirty-one of the 38 wells drilled were horizontal wells.

The Company's drilling program this year is primarily focused on developing its Haynesville shale properties in East Texas and North Louisiana.  Through the end of the third quarter, the Company has drilled 28 horizontal wells (20.8 net) in the Haynesville or Bossier shale in 2009, twenty-two of which are currently producing. The remaining six are in the process of being completed or awaiting pipeline connection prior to completion operations commencing.  Comstock is currently drilling six horizontal wells and participating in drilling a nonoperated horizontal well.  All of these wells are targeting the Haynesville shale.

Since the Company's last operational update, Comstock has completed seven successful operated Haynesville shale horizontal wells in DeSoto Parish in North Louisiana.  Three wells are in its Toledo Bend North field, three are in the Logansport field and one is in the Mansfield field. These seven wells were tested at an average initial production rate of 15.6 million cubic feet of natural gas equivalent ("MMcfe") per day per well.  These results were 23% higher than the seven wells reported with the second quarter results.

In Toledo Bend North, the BSMC 17 #1H was drilled to a vertical depth of 11,725 feet with a 3,950 foot horizontal lateral. The BSMC 5 #1H was drilled to a vertical depth of 11,573 feet with a 4,145 foot horizontal lateral and the BSMC 6 #1H was drilled to a vertical depth of 11,458 feet with a 4,710 foot horizontal lateral.  Each of these wells was completed with 10 frac stages and each was tested with an initial production rate of 10.3 MMcfe per day.  Comstock has an 88% working interest in the Toledo Bend North field.

In the Logansport field, the Caraway #3H well was drilled to a vertical depth of 11,103 feet with a 4,181 foot horizontal lateral.  The well was completed with 10 frac stages and was tested at an initial production rate of 21.1 MMcfe per day.  The Collins 15 #2H well was drilled to a vertical depth of 11,239 feet with a 3,680 foot horizontal lateral.  The well was completed with 10 frac stages and was tested at an initial production rate of 21.9 MMcfe per day.  Comstock has a 100% working interest in both these wells.  The third Logansport well, the Miller Land HZ #1, was drilled to a vertical depth of 11,523 feet with a 4,180 foot horizontal lateral.  The well was completed with 10 frac stages and was tested at an initial production rate of 15.0 MMcfe per day.  Comstock has a 63% working interest in this well.

In the Mansfield field, the RLS #1H well was drilled to a vertical depth of 12,317 feet with a 4,398 foot horizontal lateral.  This well was completed with ten frac stages and was tested at an initial production rate of 20.6 MMcfe per day.  Comstock has an 81% working interest in this well.

Comstock's production in the third quarter averaged approximately 184 MMcfe per day.  This represents an increase of 15 MMcfe per day (9%) above the second quarter of 2009 average production rate of 169 MMcfe per day.

Comstock also reported that its total debt outstanding at September 30, 2009 was $340.0 million.  Of this amount, $165.0 million was outstanding under its bank credit facility.

Comstock plans to report its financial results for the quarter ended September 30, 2009 on November 2, 2009 and has planned a conference call for 9:30 a.m. central time on Tuesday, November 3, 2009, to discuss the operational and financial results for the third quarter of 2009.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.